Exhibit 2.2

Share sale agreement

Griffon AMES HoldCo LLC

Seller

HupCo ParentCo Pty Ltd

Buyer

Clayton Utz
Level 18 333 Collins Street
Melbourne VIC 3000
GPO Box 9806
Melbourne VIC 3001
Tel        +61 3 9286 6000
Fax       +61 3 9629 8488
www.claytonutz.com

Our reference 966/24093/81053854

Contents

1.	Definitions and interpretation		1

	1.1	Definitions	1
	1.2	Reasonable endeavours	6
	1.3	Knowledge and awareness of the Seller	7
	1.4	Business Days	7
	1.5	General rules of interpretation	7

2.	Conditions precedent		8

	2.1	Conditions	8
	2.2	Reasonable endeavours to satisfy Conditions	9
	2.3	Buyer’s obligations in relation to Regulatory Conditions	10
	2.4	Notice in relation to satisfaction of Conditions	11
	2.5	Waiver of Conditions	11
	2.6	Failure of Conditions	11

3.	Sale and purchase of Shares		12

	3.1	Sale and purchase	12
	3.2	Title and risk	12

4.	Purchase Price		12

	4.1	Purchase Price	12
	4.2	Acknowledgement of set-off arrangements	12
	4.3	Satisfaction of the Purchase Price	12

5.	Period before Completion		12

	5.1	Conduct of Business	12
	5.2	Exceptions to conduct of Business	13

6.	Pre-Completion obligations		13

7.	Completion		13

	7.1	Time and place for Completion	13
	7.2	Parties’ obligations to effect Completion	13
	7.3	ASIC Lodgement	15
	7.4	Interdependence of obligations at Completion	15
	7.5	Notice to complete	15
	7.6	Remedies for failure to comply with notice	15
	7.7	Measure of damages	16

8.	Repayment of indebtedness		16

9.	Access to records following Completion		17

10.	Warranties		17

	10.1	Warranties	17
	10.2	Warranties separate	17
	10.3	Indemnity for breach of Warranty	17
	10.4	Buyer’s acknowledgments	18
	10.5	Warranties by the Buyer	18

11.	Limitations of liability		18

	11.1	Disclosure and knowledge	18
	11.2	Time limits for Claims	19
	11.3	Minimum amount for Warranty Claims	19
	11.4	Threshold for Warranty Claims	19
	11.5	Insurance coverage	19
	11.6	Other limitations	19
	11.7	Maximum recovery	20
	11.8	Rights against third parties	20

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	11.9	Reimbursement of benefits subsequently received	21
	11.10	Mitigation	21
	11.11	Exclusion of certain losses	21
	11.12	No action against officers and employees	21
	11.13	Circumstances where limitations not to apply	21

12.	Third Party Claims		22

	12.1	Notice	22
	12.2	Obligations after notice given	22
	12.3	Assumption of conduct by Seller	22
	12.4	Effect of assumption of conduct by Seller	22

13.	Tax		23

	13.1	Tax indemnity	23
	13.2	Time limit for Tax Claims	23
	13.3	Other limitations	23
	13.4	Time for payment	24
	13.5	Refunds	24

14.	Tax Assessments		24

	14.1	Notice	24
	14.2	Obligations after notice given	24
	14.3	Seller’s response to notice	25
	14.4	Effect of Seller’s notice	25
	14.5	Buyer’s rights to settle	25

15.	Tax returns and tax audits		26

	15.1	Tax returns relating to periods ending before Completion	26
	15.2	Assistance from Buyer	26
	15.3	Tax returns relating to periods ending after Completion	26
	15.4	Assistance from Seller	26
	15.5	Tax audits	26

16.	Confidentiality and announcements		27

	16.1	No disclosure	27
	16.2	Permitted disclosure	27
	16.3	Announcements	27
	16.4	No use or disclosure of Confidential Information	28
	16.5	PPSA confidentiality and waiver	28

17.	Termination		28

	17.1	Termination by Buyer	28
	17.2	Termination by Seller	28
	17.3	Effect of termination	28

18.	Payments		29

	18.1	Direction	29
	18.2	Method of payment	29
	18.3	No deduction	29
	18.4	Gross-up for withholdings	29
	18.5	Default interest	29

19.	GST		29

	19.1	Interpretation	29
	19.2	Reimbursements and similar payments	30
	19.3	GST payable	30
	19.4	Variation to GST payable	30

20.	Notices		30

	20.1	How Notice to be given	30
	20.2	When Notice taken to be received	32

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	20.3	Notices sent by more than one method of communication	33

21.	Entire agreement		33

22.	General		33

	22.1	Amendments	33
	22.2	Assignment	33
	22.3	Consents	33
	22.4	Costs	33
	22.5	Electronic signature	33
	22.6	Counterparts	33
	22.7	Electronic exchange	34
	22.8	Further acts and documents	34
	22.9	No merger	34
	22.10	Severance	34
	22.11	Stamp duties	34
	22.12	Operation of indemnities	34
	22.13	Waivers	34
	22.14	Foreign resident CGT withholding	35

23.	Governing law and jurisdiction		35

Schedule 1 Seller and Shares			36

Schedule 2 Details of the Company			37

Schedule 3 Details of the Subsidiaries			38

Schedule 4 Warranties			40

Schedule 5 Buyer Warranties			42

Schedule 6 Pre-Completion sequencing			43

Attachment 1 Last Accounts			45

Attachment 2 Management Accounts			46

Attachment 3 Shareholders’ Agreement			47

Attachment 4 Share Subscription Agreements			48

Attachment 5 PIK Note			49

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Share sale agreement

Date: 8 June 2026

Parties

Griffon AMES HoldCo LLC of 712 Fifth Avenue New York, New York 10019 (Seller)

HupCo ParentCo Pty Ltd ACN 698 725 816 of 26 Wairoo Street, Burleigh Heads QLD 4220 (Buyer)

Background

A.	The Seller owns the Shares, being all of the issued share capital of the Company.

B.	The Seller wishes to sell the Shares and the Buyer wishes to buy the Shares on the terms and conditions of this agreement.

C.	The sale and purchase of the Shares is being undertaken as part of the Proposed Transaction, pursuant to which the Seller will retain a 49% indirect interest in the Company through TopCo.

Operative provisions

1.	Definitions and interpretation

1.1	Definitions

In this agreement:

ACCC means the Australian Competition and Consumer Commission.

ASIC means the Australian Securities and Investments Commission.

Authorisation means any licence, consent, approval, permit, registration, accreditation, certification or other authorisation given or issued by any Regulatory Authority or any other person.

Business means the business of developing, manufacturing, distributing and selling branded tools and products for landscaping, gardening and home organisation conducted by the Group Companies.

Business Day means a day that is not a Saturday, Sunday or public holiday and on which banks are open for business generally in Melbourne, Victoria.

Buyer Group means the group comprising the Buyer and the other Buyer Group Members.

Buyer Group Member means the Buyer and each Related Entity of the Buyer (including TopCo and MidCo) and after Completion includes each Group Company.

Buyer Warranties means the warranties set out in Schedule 5.

Cash Consideration has the meaning given in clause 4.1(a).

CCA means the Competition and Consumer Act 2010 (Cth).

Claim means any claim, demand or cause of action however arising in relation to:

(a)	any provision of a Transaction Document;

(b)	the Shares or their sale; or

(c)	any other matter connected with any Group Company,

other than a Tax Claim.

Claim Notice has the meaning given in clause 11.2.

Company means Griffon Australia Holdings Pty Ltd ACN 156 377 356, details of which are specified in Schedule 2.

Completion means the completion of the sale and purchase of the Shares in accordance with clause 7.

Completion Date means the date on which Completion occurs.

Condition means each condition specified in clause 2.1.

Confidential Information means:

(a)	all information relating to the operations or affairs of any Group Company including all financial or accounting information, all customer names and lists, terms and conditions of supply, sales records, marketing analysis and research and reports and other marketing information and all trade secrets, know how, operating procedures and technical information; and

(b)	all other information treated by any Group Company as confidential or capable of being protected at law or equity as confidential information or the disclosure of which might cause loss or damage to or otherwise adversely affect any Group Company, in whatever form and in each case including information that has been disclosed by the Seller or any Group Company or their respective Representatives under the terms of a confidentiality agreement.

Corporations Act means the Corporations Act 2001 (Cth).

Defaulting Party has the meaning given in clause 7.5.

Due Diligence Reports means the following vendor due diligence reports prepared by advisers of the Seller or the Group Companies (as applicable) in connection with the third-party debt financing for the Proposed Transaction and provided to the Buyer or HupCo Holdings (whether directly or through their respective Representatives) before the date of this agreement, and which were made available to the Buyer on a non-reliance basis:

(a)	Vendor Legal Due Diligence Report, dated 22 May 2026;

(b)	Commercial Vendor Due Diligence Report, dated 28 April 2026;

(c)	Financial Vendor Due Diligence Report, dated 14 May 2026; and

(d)	Tax Vendor Due Diligence Report, dated 15 May 2026.

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Duty means any stamp, transfer, transaction or registration duty or similar charge which is imposed by any federal or state revenue authority and together with any interest, penalties, fines and additions to tax.

End Date means 8 October 2026 or any other date agreed in writing between the Seller and the Buyer.

Group Company means each of the Company and each Subsidiary; and “Group” shall mean, collectively, the Company and all Subsidiaries.

GST has the meaning given in the GST Act.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

HupCo Holdings means HupCo Holdings Pty Ltd ACN 697 110 099.

Insolvency Event means, in relation to a person, any one of the following:

(a)	a receiver, receiver and manager, liquidator, provisional liquidator, administrator or trustee is appointed in respect of the person or any of its assets or anyone else is appointed who (whether or not as agent for the person) is in possession, or has control, of any part of the person or that person’s assets for the purpose of enforcing a Security Interest;

(b)	an event occurs that gives any person the right to seek an appointment referred to in paragraph (a);

(c)	an application is made to court or a resolution is passed or an order is made for the winding up or dissolution of the person or an event occurs that would give any person the right to make an application of this type;

(d)	the person proposes or takes any steps to implement a scheme of arrangement or other compromise or arrangement with its creditors or any class of them;

(e)	the person stops paying its debts when they become due or is declared or taken under any applicable law to be insolvent, or the person admits in writing that the person is, or is likely to become at some future time, insolvent;

(f)	any person in whose favour the person has granted any Security Interest becomes entitled to enforce that Security Interest or any floating charge under that Security Interest crystallises;

(g)	in relation to a natural person only, the person is made bankrupt, declared bankrupt or files a petition for relief under bankruptcy laws; or

(h)	any event under any law which is analogous to, or which has a substantially similar effect to, any of the events referred to in paragraphs (a) to (g) above.

Last Accounts means the audited consolidated financial statements of the Group Companies for the financial year ended on the Last Balance Date comprising:

(a)	a balance sheet or statement of financial position;

(b)	an income statement or statement of comprehensive income;

(c)	a statement of changes in equity;

(d)	a cash flow statement or statement of cash flows; and

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(e)	the notes to those financial statements,

copies of which are attached as Attachment 1.

Last Balance Date means 30 September 2025.

Loss means losses, liabilities, damages, costs, charges, penalties and expenses and includes Taxes and Duties.

Management Accounts means the financial statements of the Group Companies and its controlled entities for the period from the 1 October 2025 until 30 March 2026, as attached as Attachment 2.

MidCo means HupCo MidCo Pty Ltd ACN 698 725 058.

NAB means National Australia Bank Limited ABN 12 004 044 937.

NAB Facility Agreement means the NAB Multi-Option Facility Agreement between NAB (as lender), the Company and AMES Australasia Pty Ltd ACN 169 427 061 (each, as borrower and guarantor) and AMES NZ (as guarantor), originally dated 22 July 2016, as amended and restated on 11 March 2026.

NAB RPA means the Receivables Purchase Agreement dated 30 March 2020, as amended from time to time and most recently by letter dated 10 March 2026, between NAB (as purchaser) and AMES Australasia Pty Ltd ACN 169 427 061 (as seller).

Non-Defaulting Party has the meaning given in clause 7.5.

Officer has the meaning given in section 9 of the Corporations Act.

PIK Note means the payment in kind note to be issued by TopCo to the Seller for the value of $69,300,000 as part of the consideration for the Buyer’s acquisition of the Shares from the Seller, in the form attached as Attachment 5.

PPS Register means the Personal Property Securities Register established under the PPSA.

PPSA means the Personal Property Securities Act 2009 (Cth).

Proposed Transaction means the transaction pursuant to which HupCo Holdings will obtain a 51% indirect controlling interest in the Company, and the Seller will retain a 49% indirect interest in the Company, through TopCo (being the ultimate Australian holding company of the Buyer), with MidCo being an intermediate holding company between TopCo and the Buyer.

Prejudicial Action has the meaning given in clause 12.4.

Purchase Price has the meaning given in clause 4.1.

Recipient has the meaning given in clause 16.1(a).

Recipient of the Supply has the meaning given in clause 19.3.

Records means all originals and copies of all books, records, reports, correspondence, files, manuals and other documents and information created by, owned by, or used by any Group Company, whether in printed, electronic or any other form and including all:

(a)	statutory books and registers, minute books, books of account, trading and financial records, employee records, tax returns and related correspondence;

(b)	customer lists, supplier lists, price lists, pricing models and sales and marketing materials;

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(c)	title deeds and other documents of title; and

(d)	originals and copies of all contracts and Authorisations.

Regulatory Authority means:

(a)	any government or local authority and any department, minister or agency of any government; and

(b)	any other authority, agency, commission or similar entity having powers or jurisdiction under any law or regulation or the listing rules of any recognised stock or securities exchange.

Regulatory Conditions means each of the Conditions specified in clause 2.1(a).

Related Entity of a corporation means:

(a)	a related body corporate of that corporation within the meaning of section 9 of the Corporations Act; and

(b)	a trustee of any unit trust in relation to which that corporation, or any corporation referred to in paragraph (a), directly or indirectly:

(i)	controls the right to appoint the trustee;

(ii)	is in a position to control the casting of, more than one half of the maximum number of votes that might be cast at a meeting of holders of units in the trust; or

(iii)	holds or is in a position to control the disposal of more than one half of the issued units of the trust.

Representatives means, in relation to a party, all officers, employees, professional advisers, agents and attorneys of the party or of its Related Entities.

Security Interest means a mortgage, charge, pledge, lien, encumbrance, security interest (as defined in section 12(1) of the PPSA), title retention, preferential right, trust arrangement, contractual right of set-off, or any other security agreement or arrangement in favour of any person, whether registered or unregistered.

Shareholders’ Agreement means the shareholders’ agreement to be entered into on Completion between the Seller, HupCo Holdings and TopCo in respect of the ongoing governance and management of TopCo and its subsidiaries, including the Group Companies, in the form attached as Attachment 3.

Seller Group Member means the Seller and each Related Entity of the Seller other than each Group Company.

Shares means the shares in the capital of the Company specified in Schedule 1.

Standard Rate means the 90 day Australian Bank Bill Swap Bid Rate displayed on page BBSY of the Thomson Reuters Screen on the first date on which interest accrues (or if that rate or publication is not published, the rate determined by the Seller, acting reasonably, to be the nearest equivalent rate having regard to prevailing market conditions) plus a margin of 2% per annum.

Subscription Agreements means the share subscription agreements to be entered into immediately prior to Completion between HupCo Holdings and TopCo, the Seller and TopCo, TopCo and MidCo, and MidCo and the Buyer, in the form attached as Attachment 4.

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Subscription Set Off Amount has the meaning given in clause 4.2

Subsidiaries means each of the companies specified in Schedule 3.

Supplier has the meaning given in clause 19.3.

Tax means any tax, levy, excise, Duty, charge, surcharge, contribution, withholding tax, impost or withholding obligation of whatever nature, whether direct or indirect, by whatever method collected or recovered, together with any fees, penalties, fines, interest or statutory charges.

Tax Act means the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth) or either of them.

Tax Assessment means any notice, demand, assessment, amended assessment, determination, return or other document issued by a Tax Authority or lodged with a Tax Authority under a system of self-assessment as a result of which any Group Company may be required to make a payment of Tax or may be deprived of any credit, rebate, relief, right of set off or right to repayment of Tax or any allowance, deduction, tax loss or other benefit.

Tax Authority means any Regulatory Authority responsible for the assessment, collection, withholding or administration of Tax in any country or jurisdiction.

Tax Claim means any claim against the Seller under clause 13.1.

Third Party Claim means any claim or potential claim by any person other than any Buyer Group Member or any Seller Group Member against any Group Company.

TopCo means HupCo TopCo Pty Ltd ACN 698 724 579.

Transaction Documents means:

(a)	this agreement;

(b)	the Shareholders’ Agreement;

(c)	the PIK Note;

(d)	the Subscription Agreements; and

(e)	any other document agreed by the parties to be a Transaction Document for the purposes of this agreement.

Tribunal means the Australian Competition Tribunal established under Part III of the CCA.

Warranties means the warranties set out in Schedule 4.

Warranty Claim means any Claim by the Buyer arising out of a breach of a Warranty, including, for the avoidance of doubt, a claim under clause 10.3.

1.2	Reasonable endeavours

Any provision of this agreement which requires a party to use reasonable endeavours or all reasonable endeavours to procure that something is performed or occurs or does not occur does not include any obligation:

(a)	to pay any money or to provide any financial compensation, valuable consideration or any other incentive to or for the benefit of any person except for payment of any applicable fee for the lodgement or filing of any relevant application with any Regulatory Authority; or

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(b)	to commence any legal action or proceeding against any person,

except where that provision expressly specifies otherwise.

1.3	Knowledge and awareness of the Seller

If any Warranty is qualified by the Seller’s awareness or knowledge, the facts of which the Seller is aware or that are within the Seller’s knowledge are taken to be and are limited to all facts of which any of the directors of the Seller are actually aware at the date of this agreement.

1.4	Business Days

If the day on which any act to be done under this agreement is a day other than a Business Day, that act must be done on or by the immediately preceding Business Day except where this agreement expressly specifies otherwise.

1.5	General rules of interpretation

In this agreement headings are for convenience only and do not affect interpretation and, unless the contrary intention appears:

(a)	a word importing the singular includes the plural and vice versa, and a word of any gender includes the corresponding words of any other gender;

(b)	the word including or any other form of that word is not a word of limitation;

(c)	if a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(d)	a reference to a person includes an individual, the estate of an individual, a corporation, a Regulatory Authority, an incorporated or unincorporated association or parties in a joint venture, a partnership and a trust;

(e)	a reference to a party includes that party’s executors, administrators, successors and permitted assigns, including persons taking by way of novation and, in the case of a trustee, includes any substituted or additional trustee;

(f)	a reference to a document or a provision of a document is to that document or provision as varied, novated, ratified or replaced from time to time;

(g)	a reference to this agreement is to this agreement as varied, novated, ratified or replaced from time to time;

(h)	a reference to a party, clause, schedule, exhibit, attachment, or annexure is a reference to a party, clause, schedule, exhibit, attachment, or annexure to or of this agreement, and a reference to this agreement includes all schedules, exhibits, attachments, and annexures to it;

(i)	a reference to an agency or body if that agency or body ceases to exist or is reconstituted, renamed or replaced or has its powers or function removed (obsolete body), means the agency or body which performs most closely the functions of the obsolete body;

(j)	a reference to a statute includes any regulations or other instruments made under it (delegated legislation) and a reference to a statute or delegated legislation or a provision of either includes consolidations, amendments, re-enactments and replacements;

(k)	a reference to $ or dollar is to Australian currency; and

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(l)	this agreement must not be construed adversely to a party just because that party prepared it or caused it to be prepared.

2.	Conditions precedent

2.1	Conditions

Clause 7 does not become binding on the parties and has no force or effect, and Completion cannot take place, unless each of the conditions listed in the first column of the following table has been either satisfied or waived in accordance with clause 2.5:

Condition				Right to waive
(a)	either:			None

	(i)	the ACCC has made a determination under section 51ABV of the CCA that the acquisition by the Buyer of the Shares is not required to be notified to the ACCC; or

	(ii)	a determination has been made by either the ACCC under section 51ABZE of the CCA or the Tribunal under section 100N of the CCA that the acquisition by the Buyer of the Shares may be put into effect either unconditionally or subject only to conditions made under sections 51ABZF or 100N of the CCA respectively which are acceptable to the Buyer and the Seller each acting reasonably and:

		A.	the acquisition is not “stayed” within the meaning of section 51ABE of the CCA;

		B.	the notification of the acquisition has been “finally considered” within the meaning of section 51ABF of the CCA;

		C.	the notification of the acquisition has not become “stale” within the meaning of section 51ABG of the CCA; and

		D.	if the determination is a determination of the Tribunal under section 100N of the CCA:

(1) the period in which an application for judicial review of the determination of the Tribunal has expired without any application by the

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ACCC or a third party for judicial review having been lodged; or

	(2)	any application for judicial review of the determination of the Australian Competition Tribunal by the ACCC or third party has been dismissed; and

(b)	a senior debt facility agreement has been entered into between the Buyer and one or more banks or financial institutions to make available to the Buyer debt facilities of not less than $230,000,000 and all conditions precedent to drawdown under the senior debt facility agreement have been satisfied or waived, so that the Buyer is able to perform its obligations under this agreement on Completion.		Seller and Buyer

2.2	Reasonable endeavours to satisfy Conditions

Each party must use all reasonable endeavours to ensure that each Condition is satisfied as soon as practicable after the date of this agreement and in any event before the End Date and in particular:

(a)	the Buyer must:

(i)	prepare and lodge each notice, notification, submission or application required to be given or made to the relevant Regulatory Authority for the purposes of procuring the satisfaction of the Regulatory Conditions and comply with its obligations under clause 2.3 in relation to the Regulatory Conditions;

(b)	the Seller:

(i)	must provide to the Buyer all information reasonably required by the Buyer to enable the Buyer to prepare any document referred to in clause 2.2(a)(i) or otherwise for the purposes of procuring the satisfaction of any Condition;

(ii)	for the purposes of procuring the satisfaction of the Condition set out in clause 2.1(a):

A.	must provide to the Buyer comments on any Seller specific information that is to be included in any prescribed form that the Buyer is to submit to the ACCC which is provided to the Seller under clause 2.3(a)(vi);

B.	must, if the acquisition by the Buyer of the Shares is notified to the ACCC under section 51ABX of the CCA, promptly take all such steps in support of the Buyer as may reasonably be required to enable the ACCC to determine an effective notification date in accordance with the CCA; and

C.	may redact or exclude commercially sensitive information from any document or information provided to the Buyer

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under this clause 2.2(b)(ii) provided that, where commercially sensitive information is redacted or excluded, the Seller must either:

1)	provide the external legal representatives of the Buyer with an unredacted copy of the relevant document or information to be shared on an external counsel basis only; or

2)	provide the ACCC with an unredacted copy of the relevant document or information;

(c)	each party must otherwise co-operate with, and comply with all reasonable requests of the other party for the purposes of procuring the satisfaction of any Condition and must not take any action that will or is likely to hinder or prevent the satisfaction of any Condition; and

(d)	each party must keep the other party informed of any fact, matter or circumstance of which it becomes aware that may result in a Condition not being satisfied in accordance with its terms.

2.3	Buyer’s obligations in relation to Regulatory Conditions

Without limiting clause 2.2, the Buyer must use all reasonable endeavours to ensure that each Regulatory Condition is satisfied as soon as practicable after the date of this agreement and in particular:

(a)	the Buyer must:

(i)	provide to the Seller a draft of each document which it has prepared for the purposes of procuring satisfaction of any Regulatory Condition and a reasonable opportunity to comment on that draft;

(ii)	provide to the Seller a copy of each notice or notification given, application made and all other information supplied to any Regulatory Authority, and each notice or request received from any Regulatory Authority in connection with procuring the satisfaction of any Regulatory Condition;

(iii)	notify the Seller of any meetings to be held with a Regulatory Authority (either in person or by telephone or video conference) for the purposes of procuring the satisfaction of any Regulatory Condition and permit the Seller and its advisers to be present at those meetings;

(iv)	keep the Seller informed of progress, and promptly provide the Seller with copies of any correspondence with any Regulatory Authority, in connection with procuring the satisfaction of any Regulatory Condition;

(v)	consult with the Seller in relation to any further information to be provided to the relevant Regulatory Authority;

(vi)	for the purposes of procuring the satisfaction of the Condition set out in clause 2.1(a), provide to the Seller a draft of any Seller specific information that is to be included in any prescribed form that is to be submitted to the ACCC and a reasonable opportunity to comment on that draft; and

(vii)	if the acquisition by the Buyer of the Shares is notified to the ACCC under section 51ABX of the CCA, promptly take such steps as may

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reasonably be required to enable the ACCC to determine an effective notification date in accordance with the CCA; and

(b)	the Buyer may redact or exclude commercially sensitive information from any document or information provided to the Seller under clause 2.3(a) or 2.2(a)(i), provided that, where commercially sensitive information is redacted or excluded, the Buyer must either:

(i)	provide the external legal representatives of the Seller with an unredacted copy of the relevant document or information to be shared on an external counsel basis only; or

(ii)	provide the ACCC with an unredacted copy of the relevant document or information.

2.4	Notice in relation to satisfaction of Conditions

Each party must within 1 Business Day after becoming aware of the satisfaction of any Condition notify the other party of the satisfaction of that Condition and provide reasonable evidence that the Condition has been satisfied.

2.5	Waiver of Conditions

A Condition may be waived and may only be waived:

(a)	if one party is specified in the second column of the table in clause 2.1 opposite that Condition, by that party by notice to the other party; or

(b)	if more than one party is specified in the second column of the table in clause 2.1 opposite that Condition, by written agreement between all of those parties.

A party entitled to waive or to agree to waive a Condition under this clause 2.5 may do so in its absolute discretion. A party that waives or agrees to waive a Condition may not bring a Claim against any other party in respect of any breach of this agreement that caused that Condition not to be satisfied.

2.6	Failure of Conditions

A party is entitled to terminate this agreement by notice to the other party at any time before Completion:

(a)	if any Condition has become incapable of satisfaction and that Condition has not been waived in accordance with clause 2.5 within 5 Business Days after the occurrence of the fact, matter or circumstance which caused that Condition to become incapable of satisfaction;

(b)	if any Condition has not been satisfied or waived in accordance with clause 2.5 before the End Date; or

(c)	if any Condition, having been satisfied on or before the End Date ceases to be satisfied before Completion,

except where the relevant Condition has become incapable of satisfaction, has not been satisfied, or ceases to be satisfied, as a direct result of a failure by the party seeking to terminate to comply with its obligations under clause 2.2 or clause 2.3.

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3.	Sale and purchase of Shares

3.1	Sale and purchase

On Completion the Seller must sell and the Buyer must buy the Shares for the Purchase Price free from all Security Interests and together with all rights attaching or accruing to the Shares after the date of this agreement.

3.2	Title and risk

Legal and beneficial ownership of and risk in the Shares will pass from the Seller to the Buyer on Completion.

4.	Purchase Price

4.1	Purchase Price

The purchase price payable for the Shares is an amount equal to the aggregate of:

(a)	$287,700,000 in cash (Cash Consideration); and

(b)	the PIK Note,

(Purchase Price).

4.2	Acknowledgement of set-off arrangements

The Seller hereby directs the Buyer to pay part of the Cash Consideration, in the amount of $29,800,000, to TopCo in satisfaction of the obligation of the Seller to pay certain funds to TopCo under the Subscription Agreement between TopCo and the Seller. Accordingly, the parties acknowledge and agree that, pursuant to clause 2(a) the Subscription Agreement between the Seller and TopCo, the amount of $29,800,000 (Subscription Set Off Amount) owing by the Seller to TopCo under that agreement is set-off against the Cash Consideration payable by the Buyer to the Seller under this agreement.

4.3	Satisfaction of the Purchase Price

The Purchase Price must be paid as follows on Completion:

(a)	the Buyer must pay the Cash Consideration (less the Subscription Set Off Amount) to the Seller in accordance with clause 7.2; and

(b)	the PIK Note will be of full force and effect in accordance with its terms.

5.	Period before Completion

5.1	Conduct of Business

For the purposes of preserving the value of the Business after the date of this agreement until Completion, each party must use reasonable endeavours (to the extent it is able, consistent with past practice in respect of the Business) to procure that until Completion, each Group Company conducts the Business in the ordinary and usual course consistent with its usual business practices (with no advance payments to third parties, including in respect of capital projects, or early collection of receivables) and does not make any significant change to the nature or scale of the Business. It is acknowledged and agreed that the Company must have a minimum cash balance as at Completion of $3,000,000, and will have no debt other than trade creditor debt and liabilities incurred in the ordinary course of business (such as trade payables, payroll, and hedges and derivatives in connection with the purchase of products)

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and commitments relating to the senior debt funding being arranged as part of the Proposed Transaction.

5.2	Exceptions to conduct of Business

Nothing in clause 5.1 restricts the Seller and any Group Company from taking any action:

(a)	to reasonably and prudently respond to an emergency or disaster, including a situation involving risk of personal injury or damage to property;

(b)	that it is obliged to do under, or is expressly contemplated by, any Transaction Document; or

(c)	to meet or comply with its legal or contractual obligations, or obligations arising as a result of any court or Regulatory Authority order, injunction or undertaking.

6.	Pre-Completion obligations

Prior to Completion, the Buyer and the Seller will each do all that is required of it to ensure that the agreed pre-Completion steps set out in Schedule 6 are implemented prior to the Completion Date (or on the Completion Date but prior to Completion, where so provided in Schedule 6).

7.	Completion

7.1	Time and place for Completion

(a)	Completion must take place virtually at 11.00 AM AEST on the later of:

(i)	31 July 2026;

(ii)	where all of the Conditions Precedent have been satisfied or waived in accordance with clause 2.5 at least three Business Days prior to the end of a calendar month, the last day of the calendar month in which the last of the Conditions Precedent have been satisfied; and

(iii)	where the last of the Conditions Precedent is satisfied or waived in accordance with clause 2.5 in the last three Business Days of a calendar month, the last day of the calendar month immediately following that month, or at any other place, date or time, or using such method, as the Seller and the Buyer agree in writing.

(b)	The Seller and the Buyer will instruct their legal counsel to use all reasonable endeavours to arrange for Completion to occur remotely using email and commonly accepted practices for remote completion.

7.2	Parties’ obligations to effect Completion

At Completion, each party must perform, or procure the performance of, the following actions, in the order specified in the table set out in this clause.

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Step	Party required to take action	Action
1	The Buyer	Deliver to the Seller:

(a)        a fully executed copy of the Subscription Agreement between HupCo Holdings and TopCo;

(b)        a fully executed copy of the Subscription Agreement between TopCo and MidCo;

(c)        a fully executed copy of the Subscription Agreement between MidCo and the Buyer;

(d)        evidence to the satisfaction of the Seller (acting reasonably) that each of HupCo Holdings, TopCo, MidCo and the Buyer have complied with their respective obligations at completion (however described) under each of the relevant Subscription Agreements; and

(e)        a counterpart of the Subscription Agreement between the Seller and TopCo, duly executed by TopCo.

2	The Seller

Deliver to the Buyer:

(a)        a counterpart of the Subscription Agreement between the Seller and TopCo duly executed by the Seller, together with evidence to the satisfaction of the Buyer (acting reasonably) that the Seller has complied with its obligations at completion (however described) under that Subscription Agreement; and

(b)        written confirmation (based on the Seller’s enquiries with management of the Company) that:

(i)          there is a cash balance in the bank accounts of the Company as at Completion of no less than $3,000,000; and

(ii)         the Group has no borrowings or other indebtedness at Completion, other than trade creditor debt and liabilities incurred in the ordinary course of business (such as trade payables, payroll, and hedges and derivatives in connection with the purchase of products) and commitments relating to the senior debt funding being arranged as part of the Proposed Transaction including for the avoidance of doubt no amounts owing under the NAB Facility Agreement and the NAB RPA.

3	The Seller

Deliver to the Buyer a signed copy of the minutes of meeting or circulating resolution of the directors of the Company:

(a)        approving the registration of the Buyer as the holder of the Shares subject to payment of any duty payable on the transfer of the Shares; and

(b)        appointing such directors to the Board of the Company as required by the terms of the Shareholders’ Agreement.

4	The Seller	Deliver to the Buyer: (a) completed transfers of the Shares in favour of the Buyer as transferee duly executed by the registered holder as transferor; and

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(b) the original share certificates for the Shares (or if any original share certificate is lost or destroyed, a statutory declaration confirming such loss or destruction).
5	The Buyer	Deliver to the Seller: (a) a counterpart of the Shareholders’ Agreement duly executed by HupCo Holdings and TopCo; and (b) a counterpart of the PIK Note duly executed by TopCo.
6	The Buyer	Pay the Cash Consideration (less the Subscription Set Off Amount) to the Seller in accordance with clause 18.
7	The Seller	Deliver to the Buyer: (a) a counterpart of the Shareholders’ Agreement duly executed by the Seller; and (b) a counterpart of the PIK Note duly executed by the Seller.

7.3	ASIC Lodgement

As soon as practicable following Completion, the Buyer must procure that the Company lodges the ASIC filings required by law reflecting the transactions effected at Completion within 7 Business Days after Completion.

7.4	Interdependence of obligations at Completion

The obligations of the parties under clause 7.2 are interdependent and must be performed, as nearly as possible, simultaneously. If any obligation specified in clause 7.2 is not performed on or before Completion then, without limiting any other rights of the parties, Completion is taken not to have occurred and any document delivered, or payment made, under clause 7.2 must be returned to the party that delivered it or paid it.

7.5	Notice to complete

If Completion does not occur in accordance with this clause 7 because of the failure of any party (Defaulting Party) to satisfy any of its obligations under this clause 7 then:

(a)	the Buyer (where the Defaulting Party is the Seller); or

(b)	the Seller (where the Defaulting Party is the Buyer),

(in either case the Non-Defaulting Party) may give the Defaulting Party a notice requiring the Defaulting Party to satisfy those obligations within a period of 5 Business Days after the date of the notice and specifying that time is of the essence in relation to that notice.

7.6	Remedies for failure to comply with notice

If the Defaulting Party fails to comply with a notice given under clause 7.5, the Non-Defaulting Party may without limiting its other rights or remedies available under this agreement or at law:

(a)	immediately terminate this agreement, in which case the Non-Defaulting Party may seek damages for breach of this agreement; or

(b)	seek specific performance of this agreement, in which case:

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(i)	if specific performance is obtained the Non-Defaulting Party may also seek damages for breach of this agreement; and

(ii)	if specific performance is not obtained the Non-Defaulting Party may then terminate this agreement in which case the Non-Defaulting Party may seek damages for breach of this agreement.

7.7	Measure of damages

If the Defaulting Party is the Buyer and the Seller terminates this agreement under clause 7.6, without limiting the Seller’s other rights or remedies available under this agreement or at law, the damages recoverable by the Seller for breach of this agreement include:

(a)	all costs and expenses reasonably incurred by the Seller arising from the Buyer’s non compliance with its obligations under clause 7.5 and any steps taken by the Seller to enforce this agreement or sue for damages including the Seller’s legal costs (on an indemnity basis);

(b)	the difference between the Purchase Price which would have been payable had the Buyer complied in full with its obligations under this agreement and the price at which the Shares are sold on any bona fide resale;

(c)	all costs and expenses reasonably incurred in any resale or attempted resale of the Shares including the Seller’s legal costs (on an indemnity basis) and other professional costs; and

(d)	all costs and expenses reasonably incurred by any Seller Group Member resulting from the Seller’s retention of the Shares from the date on which Completion was due to occur under this clause 7 to the date on which the Shares are resold, including all financing costs.

8.	Repayment of indebtedness

(a)	The Seller must procure that on or before Completion:

(i)	all indebtedness owed from any Seller Group Member to each Group Company other than amounts owing in the normal course of trading on arm’s length terms is discharged and extinguished in full; and

(ii)	all indebtedness owed from any Group Company to any Seller Group Member other than amounts owing in the normal course of trading on arm’s length terms is discharged and extinguished in full.

(b)	The parties agree that, prior to or contemporaneously with Completion, the Company Group will distribute to the Seller (by way of dividend or otherwise) all cash held by the Group Companies in excess of a minimum cash balance of $3,000,000 to be retained by the Company.

(c)	The Buyer must procure that, following Completion, the Company pays or reimburses all fees and expenses incurred by or on behalf of the Seller in connection with the arranging of the third-party debt financing contemplated by the Proposed Transaction (including all fees and expenses payable to any arranger or underwriter of that debt finance and their legal advisers, and all fees and expenses of the Seller’s legal advisers in connection with that debt finance), in each case within 5 Business Days after receipt of a valid invoice or other reasonable evidence of the amount paid or payable by or on behalf of the Seller.

(d)	The Seller and the Buyer agree that the NAB Facility Agreement and the NAB RPA are intended to continue on and from Completion as “Ancillary Facilities” under and as part of the revolving facility under the Buyer’s senior debt facility agreement. The

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Seller and the Buyer shall each provide such assistance to the other as is reasonably necessary to ensure that the NAB Facility Agreement and the NAB RPA are so incorporated under the Buyer’s senior debt facility to ensure continued availability to the Company and AMES Australasia Pty Ltd to utilise those facilities (up to the aggregate amount of the revolving facility limit) on and from Completion.

(e)	The Seller must provide, at least 5 Business Days before Completion, documentation evidencing, to the satisfaction of the Buyer, that the following Security Interests will be unconditionally and irrevocably released and discharged with effect on and from Completion:

(i)	in respect of the Company, the registration on the PPS Register having number 201607210077788;

(ii)	in respect of AMES Australasia Pty Ltd ACN 169 427 061, the registrations on the PPS Register having numbers 201607210077726, 201606070059850, 201606070059878 and 201903280089041; and

(iii)	in respect of AMES New Zealand NZBN 9429030631151, the registration on the New Zealand register of personal property securities established under section 139 of the Personal Properties Securities Act 1999 (NZ) having financing statement FZ48832JVJ9S5B36.

9.	Access to records following Completion

In addition to any other rights of access under this agreement, the Buyer must procure that for a period of 7 years after Completion (or for any longer period required by law) each Group Company retains all Records and makes available to the Seller and its Representatives on reasonable notice and at the expense of the Seller any Records which are reasonably required by the Seller:

(a)	to enable any Seller Group Member to prepare accounts, tax returns and other statutory returns or fulfil any other obligation relating wholly or partly to any period before Completion; or

(b)	in connection with the prosecution or defence of any claim by or against any Seller Group Member,

provided that the Buyer is not required to comply with any request under this clause 9 to the extent that doing so is reasonably likely to result in a waiver of privilege in relation to any document or breach any obligation of confidentiality owed by any Group Company.

10.	Warranties

10.1	Warranties

The Seller warrants to the Buyer that each Warranty is true and correct as at the date of execution of this agreement and immediately before Completion.

10.2	Warranties separate

Each Warranty is to be treated as a separate Warranty and is not limited by reference to any other Warranty or any other provision of any Transaction Document.

10.3	Indemnity for breach of Warranty

Subject to the provisions of this agreement, the Seller indemnifies the Buyer against, and must pay to the Buyer on demand the amount of any Loss suffered or incurred by the Buyer or any Group Company as a result of a breach of any Warranty pursuant to a Warranty Claim.

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10.4	Buyer’s acknowledgments

The Buyer acknowledges and agrees that:

(a)	the Buyer has had the benefit of independent legal advice, and the knowledge and awareness of Simon Hupfeld as an officer and representative of the Buyer, relating to the proposed purchase of the Shares by the Buyer and the terms of this agreement;

(b)	the Buyer has read the Due Diligence Reports and relied on its own consideration, investigation and enquiries in respect of the Group Companies, the Business and the Due Diligence Reports;

(c)	no Seller Group Member has made and no Representative of any Seller Group Member has made any warranty as to the accuracy of any forecast, budget, estimate, projection, statement of opinion or statement of intention provided to the Buyer or its Representatives before the date of this agreement;

(d)	the Buyer is not entering into this agreement in reliance on, and it may not rely on, any forecast, budget, estimate, projection, statement of opinion, statement of intention or any other warranty, representation or other statement made or purporting to be made by or on behalf of any Seller Group Member, or its Representatives, other than the Warranties; and

(e)	any Claim by any Buyer Group Member must be based solely on and limited to the express provisions of the Transaction Documents and, to the maximum extent permitted by law, all terms and conditions that may be implied by law in any jurisdiction and which are not expressly set out in the Transaction Documents are excluded (and to the extent that any terms and conditions of this type cannot be excluded then the Buyer irrevocably waives all rights and remedies that it may have in relation to, and releases the Seller and each of its Representatives from any liability in respect of, any such terms and conditions).

10.5	Warranties by the Buyer

The Buyer warrants to the Seller that each Buyer Warranty is true and correct as at the date of execution of this agreement and immediately before Completion.

11.	Limitations of liability

11.1	Disclosure and knowledge

The Seller is not liable in respect of a Warranty Claim in respect of the Warranties in paragraphs 1.5, 1.6 and 1.7 of Schedule 4, if the fact, matter or circumstance giving rise to the Warranty Claim:

(a)	is disclosed or described in any Transaction Document;

(b)	was known to the Buyer or Simon Hupfeld before the date of this agreement including as a result of their review of the Due Diligence Reports, and for this purpose the Buyer is taken to have knowledge of all facts of which Simon Hupfeld is actually aware as at the date of this agreement and all facts of which Simon Hupfeld would have been aware had he made due and careful enquiry of the executive management team of the Group at such time; or

(c)	would have been disclosed to the Buyer had the Buyer conducted searches 2 Business Days prior to the date of this agreement of the public records maintained by ASIC and the Personal Property Securities Register.

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11.2	Time limits for Claims

The Seller is not liable in respect of a Claim unless:

(a)	the Buyer gives the Seller notice describing in reasonable detail the nature of the Claim and including the Buyer’s good faith estimate of the amount of the Claim (Claim Notice) promptly after the Buyer becomes aware that it is reasonably likely it will make a Claim against the Seller;

(b)	the Claim Notice is received by the Seller no later than:

(i)	4 years after Completion in respect of a Warranty Claim arising out of a breach of any of the Warranties set out in paragraph 1 of Schedule 4 or a Tax Claim; and

(ii)	18 months after Completion in respect of any other Claim; and

(c)	within 6 months after the Claim Notice is received by the Seller either the Claim has been satisfied or settled or the Buyer has commenced legal proceedings against the Seller in respect of the Claim.

11.3	Minimum amount for Warranty Claims

The Seller is not liable in respect of a Warranty Claim unless the amount that the Buyer would be entitled to recover in relation to that Warranty Claim is at least $300,000.

11.4	Threshold for Warranty Claims

The Seller is not liable in respect of a Warranty Claim unless the aggregate amount that the Buyer would be entitled to recover, but for this clause 11.4, in relation to all Warranty Claims is at least $2,000,000, in which case the Seller is only liable for the amount in excess of $1,000,000.

11.5	Insurance coverage

The Seller is not liable in respect of a Claim to the extent that:

(a)	any Buyer Group Member has a right to recover under any contract of insurance in respect of any fact, matter or circumstance giving rise to the Claim; or

(b)	any Group Company would have had a right to recover under a contract of insurance in respect of any fact, matter or circumstance giving rise to the Claim had the insurance cover maintained for the benefit of the Group Companies immediately before Completion remained in force; or

(c)	any Buyer Group Member is entitled to be indemnified under any contract of insurance in respect of any fact, matter or circumstance giving rise to the Claim, or would have been entitled to be indemnified but for any act or omission of the Buyer Group Member.

11.6	Other limitations

The Seller is not liable in respect of any Claim to the extent that:

(a)	the loss or damage giving rise to the Claim is recovered by any Buyer Group Member under another Claim or a Tax Claim or is made good or otherwise compensated for without cost to any Buyer Group Member;

(b)	the fact, matter or circumstance giving rise to the Claim gives rise to any Tax benefit to any Buyer Group Member;

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(c)	the circumstances giving rise to the Claim are remedied by the Seller to the reasonable satisfaction of the Buyer within 30 Business Days after receiving notice of the Claim from the Buyer;
(d)	the Claim arises out of anything done or omitted to be done in accordance with the terms of any Transaction Document, at the request of the Buyer, or with the prior written approval of the Buyer;

(e)	the Claim arises out of any voluntary act, omission or transaction carried out after Completion by or on behalf of any Buyer Group Member (other than in conducting the business of any Group Company in the ordinary course and in the same manner as carried on before Completion);

(f)	the Claim arises from any matter referred to in clause 13.3(h) or clause 13.3(i);

(g)	the amount of the Claim is increased as a result of the failure of the Buyer to comply with its obligations under clause 12 in respect of that Claim;

(h)	the Claim arises out of any change after Completion in the accounting policies or practices applied by any Buyer Group Member;

(i)	the Claim arises from a change in any legislation or regulation, any judicial or administrative interpretation of the law or any practice or policy of a Regulatory Authority after the date of this agreement (whether or not retrospective in effect); or

(j)	the Claim arises from a cessation of or a significant change in the nature of the business of the Group Companies after Completion undertaken by or at the direction of the Buyer.

11.7	Maximum recovery

The maximum aggregate amount recoverable by the Buyer from the Seller in relation to all Claims under or in connection with this agreement shall be:

(a)	an amount equal to the Purchase Price in respect of a Warranty Claim arising out of a breach of any of the Warranties set out in paragraphs 1.1 to 1.4 (inclusive) of Schedule 4;

(b)	an amount equal to 17.5% of the Purchase Price in respect of all Tax Claims; and

(c)	$60,800,000 in respect of all other Claims by the Buyer,

provided that the maximum aggregate amount recoverable by the Buyer from the Seller in respect of all Claims (and Tax Claims) under or in connection with this agreement cannot exceed the amount of the Purchase Price.

11.8	Rights against third parties

If the Seller has made a payment to the Buyer in relation to any Claim and any Buyer Group Member has or subsequently obtains a right to recover an amount from any person other than the Seller in connection with the fact, matter or circumstance that gave rise to the Claim, the Buyer must:

(a)	promptly notify the Seller of that right of recovery and provide all information in relation to the circumstances giving rise to that right as the Seller may reasonably require; and

(b)	take or procure that the relevant Buyer Group Member takes all reasonable steps to enforce that right of recovery.

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11.9	Reimbursement of benefits subsequently received

If the Seller has made a payment to the Buyer in respect of a Claim (Claim Amount) and after that payment is made any Buyer Group Member receives any payment, benefit or credit (including any benefit in relation to Tax) by reason of any insurance, indemnity or recovery in connection with the fact, matter or circumstance to which the Claim relates (Recovery Amount), then the Buyer must as soon as reasonably practicable repay to the Seller an amount equal to the lesser of the Claim Amount and the Recovery Amount less:

(a)	all costs incurred by any Buyer Group Member in recovering the Recovery Amount; and

(b)	any Tax payable by any Buyer Group Member as a result of receiving the Recovery Amount.

11.10	Mitigation

Nothing in this agreement relieves any person from any duty at law to mitigate any loss or damage that it may suffer or incur as a result of any breach of this agreement (including a breach of any Warranty).

11.11	Exclusion of certain losses

No party is liable to any other party for any loss or damage resulting from a breach of this agreement (including a breach of any Warranty):

(a)	which does not arise naturally or in the usual course of things from that breach; or

(b)	which constitutes, or arises from or in connection with, a loss of revenue, profit or opportunity, loss of goodwill or loss of business reputation, even if that loss arises naturally or in the usual course of things from that breach, except where this agreement specifically provides that that type of loss or damage is recoverable.

11.12	No action against officers and employees

The Buyer waives and must procure that each other Buyer Group Member waives all rights and claims that it may have personally against the current and former officers and employees of any Seller Group Member in relation to any matter arising directly or indirectly in connection with a Transaction Document or the sale of the Shares except to the extent that those rights or claims arise out of the fraud, wilful misconduct or wilful default of a current or former officer or employee of any Seller Group Member. The parties acknowledge and agree that:

(a)	the Seller has sought and obtained this waiver as agent for and on behalf of each Seller Group Member’s respective current and former officers and employees and holds the benefit of this clause 11.12 as trustee for them; and

(b)	the provisions of this clause 11.12 may be enforced by the Seller on behalf of and for the benefit of each Seller Group Member’s respective current and former officers and employees and those persons may plead this clause 11.12 in answer to any claim made by a Buyer Group Member against them.

11.13	Circumstances where limitations not to apply

None of the limitations in this clause 11 apply to any Claim to the extent that it arises out of, or is increased as a result of any fraud, wilful default or wilful concealment by the Seller.

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12.	Third Party Claims

12.1	Notice

Without limiting any other rights of the Seller under this agreement, if after Completion the Buyer becomes aware of any Third Party Claim which may give rise to a Warranty Claim the Buyer must within 20 Business Days after becoming aware of the Third Party Claim give the Seller notice of the Third Party Claim (including reasonable details of the facts, matters or circumstances giving rise to the Third Party Claim, the basis of the Third Party Claim and an estimate of the amount of the Third Party Claim).

12.2	Obligations after notice given

If the Buyer gives notice under clause 12.1 then until the Third Party Claim has been finally resolved or the Seller gives notice under clause 12.3:

(a)	the Buyer must act and must procure that each relevant Group Company acts in good faith and with due diligence in relation to the Third Party Claim; and

(b)	the Buyer must give to the Seller all information and assistance as the Seller may reasonably require in relation to the Third Party Claim and must regularly consult with the Seller in relation to the conduct of any proceedings or negotiations in relation to the Third Party Claim.

12.3	Assumption of conduct by Seller

The Seller may within 40 Business Days after notice is given under clause 12.1 in respect of a Third Party Claim give notice to the Buyer assuming the conduct of the defence of the Third Party Claim.

12.4	Effect of assumption of conduct by Seller

If the Seller gives notice under clause 12.3 assuming the conduct of a Third Party Claim then:

(a)	the Buyer must allow and must procure that each Group Company allows the Seller to take over the conduct of all proceedings and negotiations in relation to the Third Party Claim and to settle or compromise the Third Party Claim;

(b)	the Buyer must procure that each Group Company:

(i)	provides the Seller and its professional advisers with all access to the employees and records of each relevant Group Company as the Seller may reasonably require in connection with the Third Party Claim;

(ii)	uses all reasonable endeavours (including the reimbursement of all out of pocket expenses) to procure that employees and officers of each Group Company provide all witness statements and other evidence as the Seller may reasonably require to avoid, dispute, resist, defend, appeal, compromise or mitigate the Third Party Claim;

(iii)	takes all other action that the Seller may request to avoid, dispute, resist, defend, appeal, compromise or mitigate the Third Party Claim; and

(iv)	does not make any admission of liability, agreement, compromise or settlement in relation to the Third Party Claim without the prior written consent of the Seller;

(c)	the Seller must give to the Buyer all information as the Buyer may reasonably require in relation to the Third Party Claim and must keep the Buyer informed in

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relation to the conduct of any proceedings or negotiations in relation to the Third Party Claim; and

(d)	the Seller indemnifies the Buyer against, and must pay to the Buyer on demand the amount of, any reasonable cost or expense incurred by the Buyer or any Group Company arising out of or in connection with any action taken by, or omitted to be taken by, the Buyer or any Group Company under this clause 12.4, provided that the Buyer is not required to take and is not required to procure that any Group Company take any action under this clause 12.4, and the Seller must not take any action, that materially prejudices or is likely to materially prejudice the goodwill or reputation of the business of, or of any material commercial relationship of, any Buyer Group Member (Prejudicial Action).

13.	Tax

13.1	Tax indemnity

The Seller indemnifies the Buyer against, and must pay to the Buyer on demand in accordance with this clause 13 the amount of, any Tax that any Group Company is liable to pay in respect of or by reference to any period or part period ending on or before Completion.

13.2	Time limit for Tax Claims

The Seller is not liable in respect of any Tax Claim unless notice of the Tax Assessment giving rise to the Tax Claim is given to the Seller under clause 14 no later than 4 years after Completion.

13.3	Other limitations

The Seller is not liable in respect of any Tax Claim to the extent that:

(a)	provision for the Tax which is the subject of the Tax Claim has been included in the Last Accounts or that Tax arises as a result of any transaction of the relevant Group Company between the Last Balance Date and the date of Completion which is in the ordinary course of business;

(b)	the amount otherwise payable in respect of the Tax Claim has been recovered by the Buyer under a Warranty Claim;

(c)	the fact, matter or circumstance giving rise to the Tax Claim gives rise to any Tax benefit to any Buyer Group Member;

(d)	the Tax arising in respect of a Tax Claim has been paid to the relevant Tax Authority and not refunded on or before Completion;

(e)	the Tax Claim would not have arisen but for a change in ownership of any Group Company, or a restructure of the Business after Completion;

(f)	the Tax Claim arises out of anything done or omitted to be done in accordance with the terms of any Transaction Document, at the request of the Buyer, or with the prior written approval of the Buyer;

(g)	the Tax Claim arises out of any voluntary act, omission or transaction carried out by or on behalf of any Buyer Group Member after Completion;

(h)	the Tax Claim arises from the failure of any Buyer Group Member after Completion to make any valid claim or election in relation to Tax or to lodge in a timely manner any return, notice or other document relating to Tax;

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(i)	the Tax Claim arises from a change by any Buyer Group Member after Completion in any claim or election in relation to Tax made before Completion or the amendment after Completion of any Tax return of any Buyer Group Member relating to a period ending on or before Completion (except where that amendment is required by law or is approved by the Seller in writing before it is made);

(j)	the amount of the Tax Claim is increased as a result of the failure of the Buyer to comply with the provisions of clause 14;

(k)	the Tax Claim arises from a change in any legislation or regulation relating to Tax, any judicial or administrative interpretation of any legislation or regulation or any practice or policy or public or private ruling of any Tax Authority after the date of this agreement (whether or not retrospective in effect);

(l)	the Tax which is the subject of the Tax Claim is GST which is recoverable from the recipient of a supply or for which an input tax credit is available; or

(m)	the Tax Claim relates to Duty that is payable by the Buyer pursuant to clause 22.11(a).

13.4	Time for payment

The Seller must make any payment due under clause 13.1 no later than 10 Business Days after the Seller receives from the Buyer notice providing details of the amount due and the basis on which the Buyer claims payment under this clause except if payment is in respect of Tax actually payable in which case the Seller is not required to make payment until the day that is 5 Business Days before the last date on which payment of that Tax may lawfully be made without incurring penalties or interest for late payment.

13.5	Refunds

If the Seller has made a payment to the Buyer under this clause 13 (Tax Payment Amount) and within 12 months after that payment is made any Buyer Group Member receives any refund in respect of any fact, matter or circumstance in respect of which that payment was made (Tax Refund Amount) then the Buyer must as soon as reasonably practicable after receipt pay to the Seller an amount equal to the lesser of the Tax Payment Amount and the Tax Refund Amount less:

(a)	all costs incurred by any Buyer Group Member in obtaining that refund; and

(b)	if a refund includes interest on overpaid Tax, the amount of Tax payable on that interest by the recipient of the refund.

14.	Tax Assessments

14.1	Notice

If after Completion the Buyer or any Group Company receives or proposes to lodge any Tax Assessment which is reasonably likely to give rise to a Tax Claim the Buyer must as soon as reasonably practicable give the Seller notice of the Tax Assessment (including a copy of each document received or proposed to be lodged in connection with the Tax Assessment).

14.2	Obligations after notice given

If the Buyer gives notice under clause 14.1:

(a)	the Buyer must give and must procure that each relevant Group Company gives to the Seller all information and assistance that the Seller may reasonably require in relation to the Tax Assessment; and

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(b)	the Buyer must not and must procure that each relevant Group Company does not:

(i)	in the case of a Tax Assessment received from a Tax Authority, engage in any discussion or negotiation with or confer with any Tax Authority concerning the Tax Assessment or make any admission of liability, agreement, settlement or compromise with any Tax Authority in respect of the Tax Assessment; or

(ii)	in the case of a Tax Assessment proposed to be lodged with any Tax Authority, lodge that Tax Assessment,

without the prior written consent of the Seller which consent must not be unreasonably withheld or delayed.

14.3	Seller’s response to notice

The Seller may within 40 Business Days after notice is given under clause 14.1 in relation to a Tax Assessment give notice to the Buyer requiring the Buyer to comply with the terms of clause 14.4 in relation to the Tax Assessment.

14.4	Effect of Seller’s notice

If the Seller gives notice under clause 14.3 in relation to a Tax Assessment then:

(a)	the Buyer must allow and must procure that each Group Company allows the Seller to take over the conduct of all proceedings and negotiations in relation to the Tax Assessment and to settle or compromise the Tax Assessment and the Buyer must procure that each Group Company appoints the Seller as its representative for this purpose;

(b)	the Buyer must procure that each relevant Group Company:

(i)	responds to the Tax Assessment in any manner as the Seller may request including by giving notice of objection to the Tax Assessment;

(ii)	provides the Seller and its professional advisers with all access to the employees and records of each relevant Group Company as the Seller may reasonably require in connection with the Tax Assessment;

(iii)	uses all reasonable endeavours (including the reimbursement of all out of pocket expenses) to procure that employees of each Group Company provide all witness statements and other evidence as the Seller may reasonably require to avoid, dispute, settle or compromise the Tax Assessment; and

(iv)	takes all other action that the Seller may request to avoid, dispute, settle or compromise the Tax Assessment including instituting legal proceedings or seeking any administrative law remedy; and

(c)	the Seller indemnifies the Buyer against, and must pay to the Buyer on demand the amount of, any reasonable cost or expense incurred by the Buyer or any Group Company arising out of or in connection with any action taken by the Buyer or any Group Company under this clause 14.4.

14.5	Buyer’s rights to settle

If the Seller does not give notice under clause 14.3 then without limiting the Buyer’s other rights under this agreement, the Buyer and each relevant Group Company are entitled to settle, compromise or pay the Tax Assessment on any reasonable terms.

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15.	Tax returns and tax audits

15.1	Tax returns relating to periods ending before Completion

The Seller is responsible for preparing and lodging with the appropriate Tax Authority all returns required to be lodged in relation to the Tax affairs of any Group Company in relation to any period ending on or before Completion that have not been prepared and lodged on or before Completion and the Seller must prepare and lodge all returns of this type as soon as reasonably practicable after Completion.

15.2	Assistance from Buyer

The Buyer must provide to the Seller at its own cost all information and assistance reasonably required by the Seller (including reasonable access to employees and records of the Group Companies) in connection with the preparation of the returns referred to in clause 15.1.

15.3	Tax returns relating to periods ending after Completion

The Buyer is responsible for preparing and lodging with the appropriate Tax Authority all returns required to be lodged in relation to the Tax affairs of any Group Company in relation to any period ending after Completion. Without limiting the provisions of clause 14, the Buyer must, in respect of all returns in relation to the period in which Completion occurs:

(a)	prepare all returns of this type with due care, skill and diligence and as soon as reasonably practicable after the end of the relevant period;

(b)	give to the Seller drafts of all returns of this type and any other documents to be provided to any Tax Authority in relation to those returns before submission to the relevant Tax Authority and permit the Seller a reasonable opportunity to comment on those documents;

(c)	lodge all returns of this type and other documents with the relevant Tax Authority as soon as practicable after receipt of the Seller’s comments (and in any event within any time period required by law) and provide a copy of the lodged documents to the Seller;

(d)	provide the Seller with copies of all correspondence with any Tax Authority in relation to all returns of this type after lodgement; and

(e)	not lodge any Tax return for a period that commences before Completion and ends after Completion (Straddle Period), or adopt any position in such a Tax return in respect of items or amounts that are referable to or determined by reference to the portion of the Straddle Period ending on or before Completion, without first obtaining the Seller’s written consent (such consent not to be unreasonably withheld or delayed).

15.4	Assistance from Seller

The Seller must provide to the Buyer at the Buyer’s own cost all information and assistance reasonably required by the Buyer (including reasonable access to employees and records of any Seller Group Member) in connection with the preparation of any returns referred to in clause 15.3 where any part of the period in relation to which the return is required is before Completion.

15.5	Tax audits

If after Completion any audit in relation to the Tax affairs of any Group Company is commenced that relates in whole or in part to the period before Completion then the Buyer and the Seller must give each other all reasonable assistance in relation to that audit.

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16.	Confidentiality and announcements

16.1	No disclosure

Except as permitted by clause 16.2:

(a)	each party (the Recipient) must keep confidential:

(i)	the existence of and the terms of each Transaction Document;

(ii)	all negotiations between the parties in relation to the subject matter of each Transaction Document; and

(iii)	all other information relating to another party, their Related Entities or their business disclosed to the Recipient or its Representatives under or in connection with each Transaction Document but excluding any Confidential Information; and

(b)	each Recipient must procure that each of its Related Entities and Representatives keeps the information referred to in clause 16.1(a) confidential.

16.2	Permitted disclosure

Nothing in this agreement prevents a Recipient from disclosing any information referred to in clause 16.1:

(a)	if and to the extent that disclosure is required to be made by law or a requirement of a Regulatory Authority, provided that before disclosure is made, the Recipient has (to the extent practicable and lawful to do so) consulted with each other party and taken into account any reasonable comments regarding the disclosure;

(b)	if disclosure is made by way of a written announcement in accordance with clause 16.3;

(c)	if and to the extent that disclosure is reasonably required to enable the Recipient to perform its obligations or enforce its rights under this agreement;

(d)	on a confidential basis to the Recipient’s Related Entities and Representatives if and to the extent that the person has a need to know for the purpose of any Transaction Document or for the Recipient to conduct its business generally in the ordinary course;

(e)	to any financier, insurer or auditor of a party if and to the extent that the person has a need to know for the purpose of the Transaction Documents or for the Recipient to conduct its business generally in the ordinary course, provided that the Recipient must procure that the person keeps the information confidential;

(f)	with the prior written approval of each party other than the Recipient; or

(g)	where the information has come into the public domain otherwise than as a result of a breach of any obligation of confidentiality by the Recipient, its Related Entities and Representatives.

16.3	Announcements

A party must not make any public announcement relating to any Transaction Document unless the parties have consented to the terms, form and timing of the announcement, or the announcement is permitted under clause 16.2(a).

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16.4	No use or disclosure of Confidential Information

Following Completion, the Seller must not use or disclose to any person other than the Buyer and its Representatives any Confidential Information, except:

(a)	if and to the extent that:

(i)	disclosure is required to be made by law;

(ii)	use or disclosure is required for the Seller to conduct the Business up to Completion in the ordinary and usual course consistent with past practice; or

(iii)	use or disclosure is required for the Seller to perform its obligations or enforce its rights under any Transaction Document;

(b)	with the prior written approval of the Buyer; or

(c)	where the information has come into the public domain otherwise than as a result of a breach of any obligation of confidentiality by the Seller, its Related Entities or Representatives.

16.5	PPSA confidentiality and waiver

Each party agrees that:

(a)	nothing in this agreement is to be construed as constituting the consent of a party to the disclosure of information for the purpose of section 275(7) of the PPSA; and

(b)	it will not authorise the disclosure of information under section 275(7)(c) of the PPSA or request information under section 275(7)(d) of the PPSA (as applicable).

17.	Termination

17.1	Termination by Buyer

The Buyer may terminate this agreement at any time before Completion in accordance with clause 2.6 or clause 7.6 but is not entitled to terminate or rescind this agreement for any other reason.

17.2	Termination by Seller

The Seller may terminate this agreement at any time before Completion in accordance with clause 2.6 or clause 7.6 but is not entitled to terminate or rescind this agreement for any other reason.

17.3	Effect of termination

If this agreement is terminated then:

(a)	the provisions of this agreement will cease to have effect except for the provisions of clauses 1, 7.7, 16, this clause 17 and clauses 19 to 23 which will survive termination;

(b)	each party retains the rights it has against the others in respect of any breach of this agreement occurring before termination; and

(c)	the Buyer must return to the Seller all Confidential Information in relation to the Group Companies in its possession.

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18.	Payments

18.1	Direction

Any reference in this agreement to a payment to any party includes payment to another person at the direction of that party.

18.2	Method of payment

Payment of any amount due under this agreement by any party must be made by the paying party to the recipient party by:

(a)	electronic funds transfer to an account with an Australian bank specified by the recipient party to the paying party at least 3 Business Days before the due date for payment and acknowledged in writing by the paying party to the recipient party;

(b)	unendorsed bank cheque drawn on an Australian bank or other immediately available funds; or

(c)	in any other manner reasonably required by the recipient party in writing.

18.3	No deduction

Any payment to be made under this agreement must be made free and clear of any set-off, deduction or withholding, except where that set-off, deduction or withholding is required or compelled by law.

18.4	Gross-up for withholdings

Except for any amounts payable in connection with any indemnity under this agreement, any person who is required or compelled by law to make any deduction or withholding from any amount payable under this agreement must, to the extent permitted by law, pay to the payee an additional amount sufficient to ensure that the amount received by the payee equals the full amount that would have been received by the payee, if that deduction or withholding had not been required or compelled.

18.5	Default interest

If any party (Payor) fails to make a payment to any other party (Payee) under this agreement on or before the due date for payment, then, without limiting any other remedy of the Payee, the Payor must pay to the Payee on demand interest on the due amount calculated at the rate which is 2% above the Standard Rate, with interest to accrue from the due date to the day immediately before the actual date of payment, calculated daily on the basis of a 365 day year and capitalised monthly.

19.	GST

19.1	Interpretation

The parties agree that:

(a)	except where the context suggests otherwise, terms used in this clause 19 have the meanings given to those terms by the GST Act (as amended from time to time);

(b)	a reference to the GST payable by an entity or the input tax credit entitlements of an entity will include a reference to the GST payable or input tax credit entitlements of the representative member of any GST group to which that entity may belong;

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(c)	any part or progressive or periodic component of a supply that is treated as a separate supply for GST purposes (including attributing GST payable to tax periods) will be treated as a separate supply for the purposes of this clause 19; and

(d)	any consideration that is specified to be inclusive of GST must not be taken into account in calculating the GST payable in relation to a supply for the purpose of this clause 19.

19.2	Reimbursements and similar payments

Any payment or reimbursement required to be made under this agreement or any other Transaction Document that is calculated by reference to a cost, expense, or other amount paid or incurred will be limited to the total cost, expense or amount less the amount of any input tax credit to which an entity is entitled for the acquisition to which the cost, expense or amount relates.

19.3	GST payable

If GST is or becomes payable in relation to a supply made by a party (Supplier) under or in connection with this agreement or any other Transaction Document then the party providing consideration for the supply (Recipient of the Supply) must pay an additional amount to the Supplier equal to the amount of the GST payable in relation to the supply at the same time as other consideration is to be provided for that supply subject to the Supplier providing a valid tax invoice to the Recipient of the Supply.

19.4	Variation to GST payable

If the GST payable in relation to a supply made under or in connection with this agreement or any other Transaction Document varies from the additional amount paid by the Recipient of the Supply under clause 19.3 then the Supplier will provide a corresponding refund or credit to, or will be entitled to receive the amount of that variation from, the Recipient of the Supply. Any ruling, advice, document or other information received by the Recipient of the Supply from the Australian Taxation Office in relation to any supply made under this agreement or any other Transaction Document will be conclusive as to the GST payable in relation to that supply. Any payment, credit or refund under this paragraph is deemed to be a payment, credit or refund of the additional amount payable under clause 19.3 and if any adjustment event occurs in relation to a supply, the Supplier must give the Recipient an adjustment note within 14 days after the date of the adjustment event.

20.	Notices

20.1	How Notice to be given

Each communication (including each notice, consent, approval, waiver, request and demand) (Notice) under or in connection with this agreement:

(a)	must be given to a party:

(i)	using one of the following methods (and no other method) namely, hand delivery, courier service, prepaid express post or email; and

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(ii)	using the address or other details for the party set out below (or as otherwise notified by that party to each other party from time to time under this clause 20.1):

Buyer
Party name:	HupCo ParentCo Pty Ltd ACN 698 725 816
Attention:	Simon Andrew Hupfeld
Address (for hand delivery or delivery by courier or post):	26 Wairoo Street Burleigh Heads Qld 4220
Email:	simon@huppys.com
With a copy to:	Ashurst Australia South Tower, Level 16, 80 Collins Street, Melbourne VIC 3000
Attention:	John Brewster, Partner
Email:	john.brewster@ashurst.com
Seller
Party name:	Griffon AMES HoldCo LLC
Attention:	Seth Kaplan
Address (for hand delivery or delivery by courier or post):	712 Fifth Avenue New York, New York 10019
Email:	kaplan@griffon.com
With a copy to:	Clayton Utz Level 18, 333 Collins Street, Melbourne VIC 3000
Attention:	Michael Linehan, Partner
Email:	mlinehan@claytonutz.com

(b)	must be in legible writing and in English;

(c)	must be signed by the party giving the Notice (Sending Party) or by a person duly authorised by the Sending Party; and

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(d)	(in the case of email) must:

(i)	clearly indicate that the email is a Notice under or in connection with this agreement;

(ii)	state the name of the Sending Party and be sent by the Sending Party or a person duly authorised by the Sending Party; and

(iii)	if the email contains attachments, ensure the attachments are in a format the receiving party can download, open and view at no additional cost,

and Notices sent by email are taken to be signed by the Sending Party.

20.2	When Notice taken to be received

Without limiting the ability of a party to prove that a Notice has been given and received at an earlier time, each Notice under or in connection with this agreement is taken to be given by the sender and received by the recipient:

(a)	(in the case of delivery by hand or courier service) on delivery;

(b)	(in the case of prepaid express post sent to an address in the same country) on the second Business Day after the date of posting;

(c)	(in the case of prepaid express post sent to an address in a different country) on the fourth Business Day after the date of posting; and

(d)	(in the case of email) on the earlier of:

(i)	the time sent (as recorded by the device or service from which the sender sent the email) unless, within 4 hours of sending the email, the sender receives an automated message that the email has not been delivered;

(ii)	receipt by the sender of an automated message confirming delivery; and

(iii)	the time of receipt as acknowledged by the recipient (either orally or in writing),

provided that:

(e)	the Notice will be taken to be so given by the sender and received by the recipient regardless of whether:

(i)	the recipient is absent from the place at which the Notice is delivered or sent;

(ii)	the Notice is returned unclaimed; or

(iii)	(in the case of email) the email or any attachment is opened by the recipient;

(f)	if the Notice specifies a later time as the time of delivery then that later time will be taken to be the time of delivery of the Notice; and

(g)	if the Notice would otherwise be taken to be received on a day that is not a working day or after 5.00 pm on any day, it is taken to be received at 9.00 am on the next working day (“working day” meaning a day that is not a Saturday, Sunday or public holiday and on which banks are open for business generally, in the place to which the Notice is delivered or sent).

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20.3	Notices sent by more than one method of communication

If a Notice delivered or sent under this clause 20 is delivered or sent by more than one method, the Notice is taken to be given by the sender and received by the recipient whenever it is taken to be first received in accordance with clause 20.2.

21.	Entire agreement

To the extent permitted by law, the Transaction Documents constitute the entire agreement between the parties in relation to their subject matter including the sale and purchase of the Shares and supersede all previous agreements and understandings between the parties in relation to their subject matter.

22.	General

22.1	Amendments

This agreement may only be varied by a document signed by or on behalf of each party.

22.2	Assignment

A party cannot assign or otherwise transfer any of its rights under this agreement without the prior consent of each other party.

22.3	Consents

Unless this agreement expressly provides otherwise, a consent under this agreement may be given or withheld in the absolute discretion of the party entitled to give the consent and to be effective must be given in writing.

22.4	Costs

Except as otherwise provided in this agreement, each party must pay its own costs and expenses in connection with:

(a)	negotiating, preparing, executing and performing this agreement; and

(b)	any subsequent consent, agreement, approval, waiver or amendment relating to this agreement.

22.5	Electronic signature

Each party warrants that immediately prior to entering into this agreement, it has unconditionally consented to:

(a)	the requirement for a signature under any law being met; and

(b)	any other party to this agreement executing it,

by any method of electronic signature that other party uses (at that other party’s discretion), including signing on an electronic device or by digital signature.

22.6	Counterparts

This agreement may be executed in any number of counterparts by or on behalf of a party and by the parties in separate counterparts. Each counterpart constitutes an original of this agreement, and all together constitute one agreement.

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22.7	Electronic exchange

Without limitation, the parties agree that their communication of an offer or acceptance of this agreement, including exchanging counterparts, may be by any electronic method that evidences that party’s execution of this agreement.

22.8	Further acts and documents

Each party must promptly do, and procure that its employees and agents promptly do, all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by another party to give effect to this agreement.

22.9	No merger

A party’s rights and obligations do not merge on completion of any transaction under this agreement.

22.10	Severance

To the extent a provision of this agreement is or becomes illegal, void or unenforceable, that provision (or the relevant part) will be severed, and the remainder of this agreement has full force and effect.

22.11	Stamp duties

The Buyer:

(a)	must pay all Duty in respect of this agreement, the performance of this agreement and each transaction effected or contemplated by or made under this agreement; and

(b)	indemnifies the Seller against, and must pay to the Seller on demand the amount of, any loss or liability suffered or incurred by the Seller arising out of or in connection with any delay or failure to comply with clause 22.11(a).

22.12	Operation of indemnities

Without limiting any other provision of this agreement, the parties agree that:

(a)	each indemnity in this agreement is a continuing obligation, separate and independent from the other obligations of the parties, and survives termination, completion or expiration of this agreement; and

(b)	it is not necessary for a party to incur expense or to make any payment before enforcing a right of indemnity conferred by this agreement.

22.13	Waivers

Without limiting any other provision of this agreement, the parties agree that:

(a)	failure to exercise or enforce, or a delay in exercising or enforcing, or the partial exercise or enforcement of, a right, power or remedy provided by law or under this agreement by a party does not preclude, or operate as a waiver of, the exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this agreement;

(b)	a waiver given by a party under this agreement is only effective and binding on that party if it is given or confirmed in writing by that party; and

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(c)	no waiver of a breach of a term of this agreement operates as a waiver of another breach of that term or of a breach of any other term of this agreement.

22.14	Foreign resident CGT withholding

(a)	For the purposes of subsection 14-210(3) of Schedule 1 of the Taxation Administration Act 1953 (Cth) (TAA), by entering into this agreement the Seller declares that, as at the date of this agreement and for the specified period commencing on the date of this agreement and ending on the day six months after the date of this agreement, the Shares are membership interests but are not and will not be indirect Australian real property interests (as defined in the Tax Act).

(b)	The Buyer acknowledges and agrees that:

(i)	clause 22.14(a) constitutes a declaration for the purposes of sections 14-210(3) and 14-225(2) of Schedule 1 of the TAA, given by the Seller to the Buyer;

(ii)	the Buyer is not aware that, as at the date of this agreement, the declaration is false; and

(iii)	the Buyer will not withhold any amount from the Purchase Price payable to the Seller under this agreement or pay any amount to the Commissioner of Taxation under section 14-200 of Schedule 1 of the TAA in respect of the Purchase Price.

(c)	If the Completion Date is a date that is more than 6 months after the date of this agreement, the Seller must sign and deliver to the Buyer before the Completion Date but not more than 6 months before the Completion Date, a further declaration that, for the specified period commencing on the date of this agreement and ending on the day after Completion, the Shares are membership interests but are not and will not be indirect Australian real property interests (as defined in the Tax Act).

23.	Governing law and jurisdiction

This agreement is governed by the law applying in Victoria, Australia. Each party irrevocably submits to the non-exclusive jurisdiction of the courts having jurisdiction in that state and the courts competent to determine appeals from those courts, with respect to any proceedings that may be brought at any time relating to this agreement and waives any objection it may have now or in the future to the venue of any proceedings, and any claim it may have now or in the future that any proceedings have been brought in an inconvenient forum, if that venue falls within this clause 23.

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Schedule 1 Seller and Shares

Name of Seller	Number of Shares
Griffon AMES HoldCo LLC	20 ordinary fully paid shares

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Schedule 2 Details of the Company

Name	Griffon Australia Holdings Pty Ltd
Registration No.	ACN 156 377 356
Issued capital	20 fully paid ordinary shares
Registered shareholders	Griffon AMES HoldCo LLC
Place of registration	Australia, Victoria
Directors	Simon Andrew Hupfeld Dale Elizabeth McGrath Robert Mehmel Brian Gerard Harris Francois Louis Guy Cleret
Secretary	Not applicable
Auditor	Grant Thornton Audit Pty Ltd
Public officer	Not applicable
Registered office	660 Doncaster Road, Doncaster VIC 3108

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Schedule 3 Details of the Subsidiaries

Name	Quatro Design Pty. Ltd.
Registration No.	ACN 108 351 355
Issued capital	4000 fully paid ordinary shares
Registered shareholders	Griffon Australia Holdings Pty Ltd
Place of registration	Queensland, Australia
Directors	Simon Andrew Hupfeld Dale Elizabeth McGrath Brian Gerard Harris Robert Francis Mehmel Francois Louis Guy Cleret
Secretary	Not applicable
Public officer	Not applicable
Auditor	Not applicable
Registered office	6 Kay Street, Murwillumbah South, NSW 2484

Name	AMES Australasia Pty Ltd
Registration No.	ACN 169 427 061
Issued capital	100 fully paid ordinary shares
Registered shareholders	Griffon Australia Holdings Pty Ltd
Place of registration	Victoria, Australia
Directors	Simon Andrew Hupfeld Dale Elizabeth McGrath Brian Gerard Harris Francois Louis Guy Cleret Robert Mehmel
Secretary	Not applicable
Public officer	Not applicable
Auditor	Not applicable
Registered office	660 Doncaster Road, Doncaster VIC 3108

Name	Plantfulness Limited
Registration No.	ACN 651 282 441
Issued capital	Not applicable (registered charity)
Registered shareholders	Not applicable
Place of registration	Victoria, Australia
Directors	Michael John Wood Simon Andrew Hupfeld Dale Elizabeth McGrath Francois Louis Guy Cleret
Secretary	Not applicable
Public officer	Not applicable
Auditor	Not applicable
Registered office	Unit 1, 660 Doncaster Road, Doncaster VIC 3108

Name	AMES New Zealand Limited
Registration No.	NZBN 9429030631151
Issued capital	100 fully paid ordinary shares

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Registered shareholders	Griffon Australia Holdings Pty Ltd
Place of registration	Auckland, New Zealand
Directors	Francois Louis Guy Cleret Brian Gerard Harris Rachel Katrina Hickmer Robert Francis MEHMEL
Secretary	Not applicable
Public officer	Not applicable
Auditor	Grant Thornton
Registered office	Unit H3, 18 Triton Drive, Rosedale, Auckland 0632 New Zealand

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Schedule 4 Warranties

1.	The Seller

1.1	Capacity and authorisation

The Seller is a company properly incorporated and validly existing under the laws of the State of Delaware, United States, and has full legal capacity and power, and has taken all corporate actions necessary to enable it, to execute and deliver this agreement and perform its obligations under this agreement.

1.2	Valid obligations

Each Transaction Document constitutes (or will when executed constitute) valid, legal and binding obligations of the Seller and is enforceable against the Seller in accordance with their respective terms.

1.3	Solvency

No Insolvency Event has occurred in relation to the Seller.

1.4	Ownership of the Shares

(a)	The Seller is the legal and beneficial owner of the Shares which comprise all of the issued shares in the capital of the Company.

(b)	The Seller has full right, title and interest in the Shares free from any Encumbrance and no person has made a Claim to be entitled to an Encumbrance affecting any Share.

(c)	There is no agreement, arrangement or understanding, or issued option or debenture, which gives to any person a right in respect of any issue or transfer of any Share in or any security of the Company.

(d)	The Company owns (directly or indirectly) 100 per cent of the issued share capital in each other Group Company.

1.5	Financial statements

(a)	The Last Accounts give a materially true and correct view of the financial position and performance of the Group as at and for the period to which they relate.

(b)	So far as the Seller is aware, the Management Accounts:

(i)	have been prepared in good faith and with reasonable care and diligence; and

(ii)	are not materially misstated (and as far as the Seller is aware, are not misleading or deceptive) for the periods and as at the date on which they were prepared and having regard to the purpose for which they are prepared (acknowledging that they are not audited).

1.6	No material information withheld

(a)	No material information regarding the business and operations of the Group which would, or would likely be expected, to affect the Buyer’s willingness to proceed in the purchase of the Shares on the terms of this agreement, has been knowingly withheld by the Seller.

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(b)	All materials regarding the Group prepared by the Seller and provided by or on behalf of the Seller to the Buyer, HupCo Holdings or their Representatives have been prepared in good faith and with reasonable care.

1.7	Litigation

(a)	No Group Company is a party to any investigation, prosecution, litigation, legal proceedings, dispute resolution process, regulatory audit or enquiry or any other form of administrative or governmental proceedings that would have a material adverse effect on the financial position or standing of the Group Companies taken as a whole (Material Proceedings).

(b)	So far as the Seller is aware, there are no threatened or pending Material Proceedings.

(c)	There are no outstanding settlements, judgments, orders or other decisions of any court, quasi-judicial body or government agency against any Group Company.

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Schedule 5 Buyer Warranties

1.	The Buyer

1.1	Capacity and authorisation

The Buyer is a company properly incorporated and validly existing under the laws of Australia, and has taken all corporate actions necessary to enable it to execute and deliver this agreement and perform its obligations under this agreement.

1.2	Valid obligations

Each Transaction Document constitutes (or will when executed constitute) valid legal and binding obligations of the Buyer and is enforceable against the Buyer in accordance with their respective terms.

1.3	Solvency

No Insolvency Event has occurred in relation to the Buyer.

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Schedule 6 Pre-Completion sequencing

1.	CTB Elections: AMES Australasia Pty Ltd and Plantfulness Limited to file check-the-box elections to be treated as disregarded entities for US federal income tax purposes.

2.	Intra-group restructure: At least one day following the effective date of the CTB Elections, the Company to transfer 100% of the equity of AMES Australasia Pty Ltd and Plantfulness Limited to Quattro Design Pty. Ltd.

3.	Tax consolidation: TopCo to elect to form an income tax consolidated group with MidCo and the Buyer as its subsidiary entities.

4.	Distributions: The Company to distribute to the Seller all cash held by the Group Companies in excess of the minimum cash balance of $3,000,000, in accordance with clause 8(b).

5.	Debt drawdown: The Buyer to draw down the third-party debt funding.

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Signed as an agreement.

Signed for and on behalf of Griffon AMES HoldCo LLC by its authorised signatory in the presence of:

/s/ Brian Gerard Harris	/s/ Seth Kaplan
Signature of witness	Signature of authorised signatory

Brian Gerard Harris	Seth Kaplan
Full name of witness	Full name of authorised signatory

Executed by HUPCO PARENTCO PTY LTD ACN 698 725 816 in accordance with section 127 of the Corporations Act 2001 (Cth):

/s/ Simon Andrew Hupfeld
Signature of sole director and sole company secretary

Simon Andrew Hupfeld
Full name of above signatory

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